Exhibit 99.10


                MERCHANTS OF SHENANDOAH BAN-CORP
                      101 North Main Street
                 Shenandoah, Pennsylvania  17976
                      ____________________

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                   To Be Held on June __, 1999
                      ____________________

TO THE SHAREHOLDERS OF MERCHANTS OF SHENANDOAH BAN-CORP:

          WE HEREBY GIVE NOTICE that Merchants of Shenandoah Ban-Corp will hold a special meeting of shareholders on ________, June __, 1999, at _:00 _.m., local time, at [__________________,
_________________, Pennsylvania], to consider and vote upon the following matters, all as more fully described in the accompanying joint proxy statement/prospectus:

               1.   The approval and adoption of the merger
     agreement, dated as of January 12, 1999, between First Leesport and Merchants, which provides, among other things, for the merger of Merchants with and into First Leesport and the conversion of each share of common stock of Merchants outstanding immediately prior to the merger into the right to receive a number of shares of First Leesport common stock determined in the manner set forth in the merger agreement, plus cash in lieu of any fractional share interest.

               2. The adjournment of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

               3. The transaction of such other business as may properly be brought before the special meeting.

          The Board of Directors of Merchants unanimously recommends a vote "FOR" each proposal.

          The Board of Directors of Merchants has fixed the close of business on April __, 1999 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

          Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the Board of Directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the special meeting.

          Please do not send in any certificates for your shares at this time.

                         BY ORDER OF THE BOARD OF DIRECTORS


                         ___________________________________
                         Jane E. Mallick
                         Secretary


Shenandoah, Pennsylvania
May __, 1999